Exhibit 16.0
June 16, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Jeffersonville Bancorp and, under the date of March 15, 2006, we reported on the consolidated financial statements of Jeffersonville Bancorp as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On June 14, 2006, our appointment as principal accountants was terminated. We have read Jeffersonville Bancorp’s statements included under Item 4.01 of its Form 8-K dated June 16, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Jeffersonville Bancorp’s statement that the decision to dismiss KPMG was recommended and approved by the Audit Committee of the Company or the statements in the second or sixth paragraphs.
Very truly yours,
/s/ KPMG LLP